Summit Midstream Partners, LP 1790 Hughes Landing Blvd, Suite 500 The Woodlands, TX 77380

Summit Midstream Partners, LP Reports Second Quarter 2015 Financial Results

•	Second quarter 2015 adjusted EBITDA of $53.7 million and adjusted DCF of $40.4 million

•	Recently acquired Polar and Divide gathering system continues to exceed expectations; second quarter 2015 liquids volumes increased 80.4% over second quarter of 2014

•	SMLP is tightening 2015 adjusted EBITDA guidance to a new range of $210.0 million to $220.0 million and lowering 2015 maintenance capex to a new range of $10.0 million to $14.0 million

The Woodlands, Texas (August 6, 2015) - Summit Midstream Partners, LP (NYSE: SMLP) announced today its financial and operating results for the three and six months ended June 30, 2015. SMLP reported adjusted EBITDA of $53.7 million and adjusted distributable cash flow of $40.4 million for the second quarter of 2015 compared to $50.6 million and $37.5 million, respectively, for the second quarter of 2014. Adjusted EBITDA for the second quarter of 2015 was impacted by $0.6 million of transaction costs related to the $290.0 million Polar and Divide acquisition in May 2015. SMLP reported net income of $5.0 million for the second quarter of 2015 compared to $5.6 million for the second quarter of 2014. Natural gas volume throughput averaged 1,519 million cubic feet per day (“MMcf/d”) in the second quarter of 2015 compared to 1,403 MMcf/d in the second quarter of 2014 and 1,583 MMcf/d in the first quarter of 2015. Crude oil and produced water volume throughput averaged 54.3 thousand barrels per day (“Mbbl/d”) in the second quarter of 2015 compared to 30.1 Mbbl/d in the second quarter of 2014 and 48.1 Mbbl/d in the first quarter of 2015.
For the six months ended June 30, 2015, SMLP reported adjusted EBITDA of $108.7 million and adjusted distributable cash flow of $81.4 million compared to $97.6 million and $71.7 million, respectively, for the comparable period in 2014. SMLP reported net income of $10.1 million for the first six months of 2015 compared to $11.5 million for the first six months of 2014. Natural gas volume throughput averaged 1,552 MMcf/d for the first six months of 2015 compared to 1,356 MMcf/d for the comparable period in 2014. Crude oil and produced water volume throughput averaged 51.2 Mbbl/d for the first six months of 2015 compared to 26.9 Mbbl/d for the comparable period in 2014.
Steve Newby, President and Chief Executive Officer commented, “SMLP reported second quarter 2015 financial and operating results that were in line with our internal expectations. Our quarterly results benefitted from the $290.0 million Polar and Divide acquisition from Summit Investments in May 2015. We expect the Polar and Divide gathering system to serve as a significant source of SMLP’s future volume and cash flow growth, and we expect that this growth will help offset natural gas volume declines, which began across our Marcellus and Bakken systems towards the end of the second quarter of 2015. Our fee-based gathering contracts, most of which contain MVC mechanisms, have limited our direct exposure to commodity prices and helped to mitigate our cash flow volatility associated with declining volumes.
As we look towards the balance of 2015 and beyond, we remain optimistic about SMLP’s visible growth potential from our existing assets and from the assets currently in service and under development at Summit Investments. Over the next five years, we expect to more than double SMLP’s 2015 adjusted EBITDA, primarily through the drop down of assets from Summit Investments to SMLP. Volume and cash flow growth from these assets, particularly from the natural gas gathering assets located in the southeastern core of the Utica Shale, is encouraging, and continue to exceed our expectations. We believe that these future drop downs will serve as a catalyst for significant future growth and transform SMLP into a leading natural gas gatherer in the Utica Shale.”
Second Quarter 2015 Segment Financial Results
Marcellus Shale
The Mountaineer Midstream gathering system provides SMLP’s midstream services for the Marcellus Shale reportable segment. This system gathers and delivers high-pressure natural gas received from pipeline interconnections with third parties and delivers to MarkWest Energy Partners, L.P.’s Sherwood Processing Complex in Doddridge County, West Virginia.

EX 99.1-1

Segment adjusted EBITDA totaled $6.2 million for the second quarter of 2015, up 60.6% over the second quarter of 2014, primarily due to a 48.1% increase in volume throughput (to 542 MMcf/d) from Antero Resources Corp. (“Antero”) as well as the receipt of MVC shortfall payments related to the Zinnia Loop. Higher volume throughput resulted from Antero well connections, primarily in Doddridge County and points further west, by third-party gathering systems located upstream of the Mountaineer Midstream system. Volumes were down 0.9% (from 547 MMcf/d) relative to the first quarter of 2015.
Segment general and administrative (“G&A”) expenses decreased $0.5 million in the second quarter of 2015 and was primarily related to our decision to discontinue allocating certain corporate overhead expenses to the reportable segments beginning in the first quarter of 2015, as had been our practice in prior periods.
Williston Basin - Gas
The Bison Midstream gathering system provides SMLP’s midstream services for the Williston Basin - Gas reportable segment. This system gathers and delivers low-pressure associated natural gas production from pad sites located in Mountrail and Burke counties in North Dakota to third-party pipelines serving Aux Sable Midstream, LLC’s processing plant in Channahon, Illinois.
Segment adjusted EBITDA totaled $4.7 million for the second quarter of 2015, down 1.4% from the second quarter of 2014 primarily due to lower margins associated with our percent-of-proceeds contracts, partially offset by 13.3% higher volume throughput (to 17 MMcf/d) in the second quarter of 2015 compared to the second quarter of 2014. Volumes were down 5.6% (from 18 MMcf/d) relative to the first quarter of 2015. Segment adjusted EBITDA for the second quarter of 2015 also benefitted from the aforementioned decision to discontinue allocating certain corporate overhead expenses beginning in the first quarter of 2015. Segment G&A expenses decreased $0.7 million in the second quarter of 2015 compared to the second quarter of 2014.
Williston Basin - Liquids
The Polar and Divide gathering system provides SMLP’s midstream services for the Williston Basin - Liquids reportable segment. This system gathers and delivers crude oil and produced water received from pad sites located in Williams and Divide counties in North Dakota to (i) the COLT Hub rail terminal in Epping, North Dakota for crude oil, and (ii) various third-party injection wells located in the region for produced water. Interconnections to additional delivery points, including the Columbus Rail Terminal, which will be served by the Stampede Lateral, are currently underway and expected to be operational by the end of 2015.
Segment adjusted EBITDA totaled $6.5 million for the second quarter of 2015, up 147.4% over the second quarter of 2014 primarily due to (i) 80.4% higher volume throughput (to 54.3 Mbbl/d) reflecting new pad site connections as well as ongoing drilling activity by SMLP’s customers and (ii) higher gathering rates associated with contract amendments with certain customers in 2014 that reflect SMLP’s commitment to further expand the Polar and Divide system to connect new pad sites. Volumes increased 12.9% (from 48.1 Mbbl/d) relative to the first quarter of 2015.
Barnett Shale
The DFW Midstream gathering system provides SMLP’s midstream services for the Barnett Shale reportable segment. This system gathers and delivers low-pressure natural gas received from pad sites primarily located in southeast Tarrant County, Texas to downstream intrastate pipelines serving various natural gas hubs in the region.
Segment adjusted EBITDA totaled $15.5 million for the second quarter of 2015, up 3.9% over the second quarter of 2014 primarily due to higher volume throughput and a shift in customer mix. While volume throughput in the second quarter of 2015 was up 1.7% (to 356 MMcf/d) over the second quarter of 2014, volume throughput was negatively impacted by delayed drilling and completion activities from several customers. These customers are expected to commission more than twelve new wells by the end of 2015, which we expect will stimulate volume

EX 99.1-2

throughput towards the end of the third quarter of 2015. Volumes were down 11.7% (from 403 MMcf/d) relative to the first quarter of 2015.
Segment adjusted EBITDA for the second quarter of 2015 also benefitted from the aforementioned decision to discontinue allocating certain corporate overhead expenses beginning in the first quarter of 2015. Segment G&A expenses decreased $0.8 million in the second quarter of 2015 compared to the second quarter of 2014.
Piceance Basin
The Grand River Gathering system provides SMLP’s midstream services for the Piceance Basin reportable segment. This system provides low-pressure and high-pressure natural gas gathering and processing services for producers operating in western Colorado and eastern Utah.
Segment adjusted EBITDA totaled $26.9 million for the second quarter of 2015, up 0.3% over the second quarter of 2014. Volume throughput on the Grand River system decreased by 10.1% (to 604 MMcf/d) from the second quarter of 2014 primarily as a result of our anchor customer’s continued suspension of drilling activities in the basin. The impact of these volume declines was partially offset by higher MVC shortfall payment adjustments associated with certain of our customers’ gas gathering agreements. Volumes were down 1.8% (from 615 MMcf/d) relative to the first quarter of 2015.
Segment adjusted EBITDA for the second quarter of 2015 also benefitted from the aforementioned decision to discontinue allocating certain corporate overhead expenses beginning in the first quarter of 2015. Segment G&A expenses decreased $1.8 million in the second quarter of 2015 compared to the second quarter of 2014.
The majority of the gathering agreements for the Piceance Basin segment include MVCs, which largely mitigate the financial impact associated with volume declines. As a result, lower volume throughput in the second quarter of 2015 primarily translated into larger MVC shortfall payments, thereby minimizing the impact on segment adjusted EBITDA.
The following table presents average daily throughput by reportable segment:

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Average daily throughput (MMcf/d):
Marcellus Shale	542	366	545	326
Williston Basin – Gas	17	15	18	14
Barnett Shale	356	350	379	349
Piceance Basin	604	672	610	667
Aggregate average daily throughput	1,519	1,403	1,552	1,356

Average daily throughput (Mbbls/d):
Williston Basin – Liquids	54.3	30.1	51.2	26.9
Average daily throughput	54.3	30.1	51.2	26.9

MVC Shortfall Payments
SMLP billed its customers $5.5 million of MVC shortfall payments in the second quarter of 2015 because those customers did not meet their MVCs. Certain of SMLP’s natural gas gathering agreements do not have credit banking mechanisms and as such, the MVC shortfall payments from these customers are accounted for as gathering revenue in the period that they are earned. For the second quarter of 2015, SMLP recognized $3.4 million of gathering revenue associated with MVC shortfall payments from certain customers in the Marcellus Shale, Piceance Basin, and Barnett Shale segments. Of the billings for MVC shortfall payments, $2.1 million was recorded as deferred revenue on SMLP’s balance sheet because these customers have the ability to use these MVC shortfall payments to offset gathering fees related to future throughput in excess of future period MVCs. MVC shortfall

EX 99.1-3

payment adjustments in the second quarter of 2015 totaled $8.8 million and included adjustments related to future anticipated shortfall payments from certain customers in the Piceance Basin, Williston Basin - Gas, and Barnett Shale segments. The net impact of these mechanisms increased adjusted EBITDA by $14.4 million in the second quarter of 2015.

	Three months ended June 30, 2015
	MVC billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Marcellus Shale	$—	$—	$—	$—
Williston Basin – Gas	—	—	—	—
Barnett Shale	677	2,377	(1,700)	677
Piceance Basin	3,799	—	3,799	3,799
Total net change	$4,476	$2,377	$2,099	$4,476

MVC shortfall payment adjustments:
Marcellus Shale	$795	$795	$—	$795
Williston Basin – Gas	—	—	2,840	2,840
Barnett Shale	37	37	(78)	(41)
Piceance Basin	215	215	6,067	6,282
Total MVC shortfall payment adjustments	$1,047	$1,047	$8,829	$9,876

Total	$5,523	$3,424	$10,928	$14,352

	Six months ended June 30, 2015
	MVC billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Marcellus Shale	$—	$—	$—	$—
Williston Basin – Gas	—	20	(20)	—
Barnett Shale	677	2,377	(1,700)	677
Piceance Basin	7,572	—	7,572	7,572
Total net change	$8,249	$2,397	$5,852	$8,249

MVC shortfall payment adjustments:
Marcellus Shale	$1,590	$1,590	$—	$1,590
Williston Basin – Gas	—	—	5,520	5,520
Barnett Shale	72	72	(301)	(229)
Piceance Basin	663	663	12,197	12,860
Total MVC shortfall payment adjustments	$2,325	$2,325	$17,416	$19,741

Total	$10,574	$4,722	$23,268	$27,990

EX 99.1-4

Capital Expenditures
For the three months ended June 30, 2015, SMLP recorded total capital expenditures of $35.0 million, including approximately $2.2 million of maintenance capital expenditures. Development activities during the second quarter of 2015 were related primarily to the ongoing expansion of the Polar and Divide system.
Capital & Liquidity
As of June 30, 2015, SMLP had total liquidity (undrawn borrowing capacity under its $700.0 million revolving credit facility) of $421.0 million. Based upon the terms of SMLP’s revolving credit facility and total outstanding debt of $879.0 million, total leverage (net debt divided by EBITDA) was 3.95 to 1 as of June 30, 2015.
During the second quarter of 2015, SMLP executed an equity distribution agreement and filed a prospectus and a prospectus supplement with the SEC for the issuance and sale from time to time of SMLP common units having an aggregate offering price of up to $150.0 million (the “ATM Program”). There were no transactions under the ATM Program during the second quarter of 2015; however, we expect to use the proceeds from sales under this program as a source of liquidity in the future.
2015 Financial Guidance
SMLP is tightening its 2015 adjusted EBITDA guidance from a previous range of $210.0 million to $225.0 million to a new range of $210.0 million to $220.0 million. Maintenance capex guidance for 2015 is being revised downward from a previous range of $14.0 million to $18.0 million to a new range of $10.0 million to $14.0 million. Guidance for both adjusted EBITDA and maintenance capex reflects the impact of retrospectively pooling the financial results of the Polar and Divide system for all periods prior to the drop down in May 2015 and excludes the effect of any additional acquisitions from Summit Investments or third parties.
Quarterly Distribution
On July 22, 2015, the board of directors of SMLP’s general partner declared a quarterly cash distribution of $0.57 per unit on all outstanding common and subordinated units, or $2.28 per unit on an annualized basis, for the quarter ended June 30, 2015. This distribution will be paid on August 14, 2015 to unitholders of record as of the close of business on August 7, 2015. This was SMLP’s eleventh consecutive quarterly distribution increase and represents an increase of $0.05 per unit, or 9.6%, over the distribution paid for the second quarter of 2014 and an increase of $0.005 per unit, or 0.9%, over the distribution paid for the first quarter of 2015.
Second Quarter 2015 Earnings Call Information
SMLP will host a conference call at 10:00 a.m. Eastern on Friday, August 7, 2015, to discuss its quarterly operating and financial results. Interested parties may participate in the call by dialing 847-619-6547 or toll-free 888-895-5271 and entering the passcode 40293476. The conference call will also be webcast live and can be accessed through the Investors section of SMLP’s website at www.summitmidstream.com.
A replay of the conference call will be available until August 21, 2015 at 11:59 p.m. Eastern, and can be accessed by dialing 888-843-7419 and entering the replay passcode 40293476#. An archive of the conference call will also be available on SMLP’s website.
Use of Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present EBITDA, adjusted EBITDA, distributable cash flow and adjusted distributable cash flow. We define EBITDA as net income, plus interest expense, income tax expense, and depreciation and amortization, less interest income and income tax benefit. We define adjusted EBITDA as EBITDA plus adjustments related to MVC shortfall payments, impairments and other noncash expenses or losses, less other noncash income or gains. We define distributable cash flow as adjusted EBITDA plus cash interest received, less cash interest paid, senior notes interest, cash taxes paid and maintenance capital expenditures. We define adjusted distributable cash flow as distributable cash flow plus or minus other unusual or non-recurring expenses or income. Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that these non-GAAP financial

EX 99.1-5

measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Reconciliations of GAAP to non-GAAP financial measures are attached to this release.
Comparability Related to Drop Down Transactions
With respect to drop down transactions, SMLP’s historical results of operations may not be comparable to its future results of operations. In May 2015, SMLP acquired the assets comprising the Polar and Divide system from two subsidiaries of Summit Investments. In March 2014, SMLP acquired Red Rock Gathering from a subsidiary of Summit Investments. SMLP accounted for both the Polar and Divide Drop Down and the Red Rock Drop Down on an "as-if pooled" basis because these transactions were executed by entities under common control. As such, SMLP’s consolidated financial statements reflect Summit Investments’ fair value purchase accounting, historical cost of construction, and the results of operations of (i) Polar and Divide since February 15, 2013, and (ii) Red Rock Gathering since October 23, 2012, as if SMLP had owned and operated both Polar and Divide and Red Rock Gathering during the common control period.
About Summit Midstream Partners, LP
SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in North America. SMLP currently provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with customers and counterparties in four unconventional resource basins: (i) the Appalachian Basin, which includes the Marcellus Shale formation in northern West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in northwestern North Dakota; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in north-central Texas; and (iv) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in western Colorado and eastern Utah. SMLP owns and operates more than 2,600 miles of pipeline and is headquartered in The Woodlands, Texas with regional corporate offices in Denver, Colorado and Atlanta, Georgia.

About Summit Midstream Partners, LLC
Summit Midstream Partners, LLC (“Summit Investments”) indirectly owns a 43.9% limited partner interest in SMLP and indirectly owns and controls the general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments owns, operates and is developing various natural gas, crude oil and produced water-related midstream energy infrastructure assets in the Utica Shale in southeastern Ohio, the Bakken Shale in northwestern North Dakota, and the DJ Basin in northeastern Colorado. Summit Investments also owns a 40% interest in a joint venture that is developing natural gas gathering and condensate stabilization infrastructure in the Utica Shale in southeastern Ohio. Summit Investments is a privately held company controlled by Energy Capital Partners II, LLC, and certain of its affiliates.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2014 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2015 and as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

EX 99.1-6

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2015	December 31, 2014
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$26,973	$26,504
Accounts receivable	51,739	89,201
Other current assets	1,648	3,517
Total current assets	80,360	119,222
Property, plant and equipment, net	1,438,798	1,414,350
Intangible assets, net	458,625	477,734
Goodwill	265,062	265,062
Other noncurrent assets	15,908	17,353
Total assets	$2,258,753	$2,293,721

Liabilities and Partners' Capital
Current liabilities:
Trade accounts payable	$13,806	$24,855
Due to affiliate	4,936	2,711
Deferred revenue	677	2,377
Ad valorem taxes payable	6,482	9,118
Accrued interest	17,483	18,858
Other current liabilities	11,068	13,550
Total current liabilities	54,452	71,469
Long-term debt	879,000	808,000
Unfavorable gas gathering contract, net	5,239	5,577
Deferred revenue	62,784	55,239
Other noncurrent liabilities	1,343	1,715
Total liabilities	1,002,818	942,000

Common limited partner capital	912,661	649,060
Subordinated limited partner capital	312,269	293,153
General partner interests	31,005	24,676
Summit Investments' equity in contributed subsidiaries	—	384,832
Total partners' capital	1,255,935	1,351,721
Total liabilities and partners' capital	$2,258,753	$2,293,721

EX 99.1-7

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	(In thousands, except per-unit amounts)
Revenues:
Gathering services and related fees	$61,370	$55,858	$122,137	$105,761
Natural gas, NGLs and condensate sales	11,967	26,703	24,580	53,007
Other revenues	3,937	3,423	7,718	6,597
Total revenues	77,274	85,984	154,435	165,365
Costs and expenses:
Cost of natural gas and NGLs	4,905	15,118	10,289	29,473
Operation and maintenance	21,616	22,797	42,673	44,628
General and administrative	9,374	9,659	19,032	18,712
Transaction costs	595	76	595	612
Depreciation and amortization	23,978	21,435	47,733	41,814
(Gain) loss on asset sales	(214)	6	(214)	6
Total costs and expenses	60,254	69,091	120,108	135,245
Other income	—	1	1	2
Interest expense	(12,083)	(10,803)	(24,201)	(17,947)
Income before income taxes	4,937	6,091	10,127	12,175
Income tax benefit (expense)	105	(469)	(72)	(628)
Net income	$5,042	$5,622	$10,055	$11,547
Less: net income attributable to Summit Investments	2,057	1,586	5,403	3,966
Net income attributable to SMLP	2,985	4,036	4,652	7,581
Less: net income attributable to general partner, including IDRs	1,891	801	3,459	1,232
Net income attributable to limited partners	$1,094	$3,235	$1,193	$6,349

Earnings (loss) per limited partner unit:
Common unit – basic	$0.05	$0.05	$0.04	$0.14
Common unit – diluted	$0.05	$0.05	$0.04	$0.14
Subordinated unit – basic and diluted	$(0.03)	$0.05	$(0.01)	$0.08

Weighted-average limited partner units outstanding:
Common units – basic	38,278	34,422	36,369	32,179
Common units – diluted	38,461	34,619	36,477	32,360
Subordinated units – basic and diluted	24,410	24,410	24,410	24,410

EX 99.1-8

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
OTHER FINANCIAL AND OPERATING DATA

	Three months ended June 30,			Six months ended June 30,
	2015		2014	2015	2014
	(Dollars in thousands)
Other financial data:
EBITDA (1)	$41,210		$38,553	$82,523	$72,385
Adjusted EBITDA (1)	$53,661		$50,582	$108,711	$97,575
Capital expenditures	$34,987		$34,453	$60,175	$88,033
Acquisitions of gathering systems (2)	$290,000		$—	$292,941	$305,000
Distributable cash flow (1)	$39,762		$37,295	$80,688	$70,897
Adjusted distributable cash flow	$40,357		$37,548	$81,386	$71,686
Distributions declared	$40,479		$31,953	$76,005	$62,336
Distribution coverage ratio (3)	1.00	x	*	*	*

Operating data:
Miles of pipeline (end of period)	2,658		2,568	2,658	2,568
Aggregate average throughput – gas (MMcf/d)	1,519		1,403	1,552	1,356
Average throughput – liquids (Mbbl/d)	54.3		30.1	51.2	26.9
__________
* Not considered meaningful
(1) Includes transaction costs. These unusual expenses are settled in cash.
(2) Reflects cash paid and value of units issued, if any, to fund acquisitions.
(3) Distribution coverage ratio calculation for the three months ended June 30, 2015 is based on distributions in respect of the second quarter of 2015. Represents the ratio of adjusted distributable cash flow to distributions declared. Due to the common control nature of drop down transactions and to the extent that common control existed during a given reporting period, quarter-to-date and year-to-date results are reported on an as-if pooled basis with no adjustment to distributions declared. As such, we only present the current quarter’s distribution coverage ratio when a drop down, and its funding, impacts adjusted distributable cash flow and distributions declared.

EX 99.1-9

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three months ended June 30,			Six months ended June 30,
	2015		2014	2015	2014
	(Dollars in thousands)
Reconciliations of Net Income to EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Distributable Cash Flow:
Net income	$5,042		$5,622	$10,055	$11,547
Add:
Interest expense	12,083		10,803	24,201	17,947
Income tax expense	—		469	72	628
Depreciation and amortization (1)	24,190		21,660	48,196	42,265
Less:
Interest income	—		1	1	2
Income tax benefit	105		—	—	—
EBITDA	$41,210		$38,553	$82,523	$72,385
Add:
Adjustments related to MVC shortfall payments (2)	10,928		10,577	23,268	22,590
Unit-based compensation	1,737		1,446	3,134	2,594
Loss on asset sales	—		6	—	6
Less gain on asset sales	214		—	214	—
Adjusted EBITDA	$53,661		$50,582	$108,711	$97,575
Add cash interest received	—		1	1	2
Less:
Cash interest paid	1,919		2,845	24,731	17,153
Senior notes interest (3)	9,750		5,625	(1,421)	(875)
Maintenance capital expenditures	2,230		4,818	4,714	10,402
Distributable cash flow	$39,762		$37,295	$80,688	$70,897
Add:
Transaction costs	595		76	595	612
Regulatory compliance costs (4)	—		177	103	177
Adjusted distributable cash flow	$40,357		$37,548	$81,386	$71,686

Distributions declared	$40,479		$31,953	$76,005	$62,336

Distribution coverage ratio (5)	1.00	x	*	*	*
__________
* Not considered meaningful
(1) Includes amortization of favorable and unfavorable contracts reported in other revenues.
(2) Adjustments related to MVC shortfall payments account for (i) the net increases or decreases in deferred revenue for MVC shortfall payments and (ii) our inclusion of future expected annual MVC shortfall payments.
(3) Senior notes interest represents the net of interest expense accrued and paid during the period. Interest on the $300.0 million 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022. Interest on the $300.0 million 7.5% senior notes is paid in cash semi-annually in arrears on January 1 and July 1 until maturity in July 2021.
(4) We incurred expenses associated with our adoption of the 2013 Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO 2013"). These first-year COSO 2013 expenses are not expected to be incurred subsequent to completion of the 2014 integrated audit.
(5) Distribution coverage ratio calculation for the three months ended June 30, 2015 is based on distributions in respect of the second quarter of 2015. Represents the ratio of adjusted distributable cash flow to distributions declared. Due to the common control nature of drop down transactions and to the extent that common control existed during a given reporting period, quarter-to-date

EX 99.1-10

and year-to-date results are reported on an as-if pooled basis with no adjustment to distributions declared. As such, we only present the current quarter’s distribution coverage ratio when a drop down, and its funding, impacts adjusted distributable cash flow and distributions declared.

EX 99.1-11

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SEGMENT ADJUSTED EBITDA TO ADJUSTED EBITDA

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	(In thousands)
Reportable segment adjusted EBITDA:
Marcellus Shale	$6,162	$3,837	$12,696	$7,721
Williston Basin – Gas	4,740	4,809	10,075	9,485
Williston Basin – Liquids	6,497	2,626	11,540	3,000
Barnett Shale	15,540	14,958	32,301	29,991
Piceance Basin	26,864	26,780	54,099	52,361
Total reportable segment adjusted EBITDA	59,803	53,010	120,711	102,558
Allocated corporate expenses	(6,142)	(2,428)	(12,000)	(4,983)
Adjusted EBITDA	$53,661	$50,582	$108,711	$97,575
Contact: Marc Stratton, Vice President and Treasurer, 832-608-6166, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP

EX 99.1-12